Exhibit 10.59

FOURTH AMENDMENT TO
THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(amended and restated as of January 1, 2008)

ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 4 to the Alliance Data Systems 401(k) and Retirement Savings Plan, amended and restated as of January 1, 2008 (the “Plan”), effective as provided below. This amendment is intended to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”).

1.           Section 1.15(B) of the Plan is amended by adding a new sentence, effective January 1, 2009, at the end of the first paragraph, to read as follows:

Thus, effective January 1, 2009, Compensation shall include “differential wage payments” within the meaning of section 3401(h)(2) of the Code to a Participant who is performing qualified military service described in section 414(u)(5) of the Code.

2.           Section 3.9 of the Plan is replaced in its entirety, effective January 1, 2007, to read as follows, with a corresponding change in the table of contents to reflect the new section title:

3.9           Qualified Military Service.

(a)           Notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

(b)           Effective January 1, 2007, the designated beneficiary of a Participant who dies while performing qualified military service (as defined under section 414(u) of the Code) shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) that would be provided under the Plan had the Participant died as an Employee, in accordance with section 401(a)(37) of the Code.

IN WITNESS WHEREOF, this amendment has been executed on this 14th day of December 2010, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.

By:	/s/ Calvin Hilton